EXHIBIT 5

October 22, 2015

SigmaTron International, Inc.

2201 Landmeier Road

Elk Grove Village, Illinois 60007

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel to SigmaTron International, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about October 23, 2015, in connection with the registration under the Securities Act of 1933, as amended, of 396,915 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the SigmaTron International, Inc. 2013 Employee Stock Purchase Plan (the “2013 Plan”). The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A.	The Certificate of Incorporation of the Company, as filed with the Secretary of State of the state of Delaware, as currently in effect;

B.	The Amended and Restated Bylaws of the Company, as currently in effect;

C.	Actions by the Board of Directors of the Company, taken at meetings on July 11, 2013 and September 17, 2015, respectively, (1) authorizing the issuance of the Shares and approving the recommendation of the Plan to the Company’s shareholders for adoption, and (2) approving the Registration Statement and related actions;

D.	The 2013 Plan;

E.	Minutes of the September 20, 2013, Annual Meeting of Stockholders of the Company, at which the stockholders adopted the 2013 Plan as approved by the Board of Directors; and

F.	The Registration Statement.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through F above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the terms of the 2013 Plan, will be validly issued, fully paid, and nonassessable.

We express no opinion as the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

ALBANY

AMSTERDAM

ATLANTA

BOCA RATON

BOSTON

CHICAGO

DALLAS

DELAWARE

DENVER

FORT LAUDERDALE

HOUSTON

LAS VEGAS

LOS ANGELES

MIAMI

NEW JERSEY

NEW YORK

ORANGE COUNTY, CA

ORLANDO

SACRAMENTO

SILICON VALLEY

PHILADELPHIA

PHOENIX

TALLAHASSEE

TOKYO

TYSONS CORNER

WASHINGTON, D.C.

WEST PALM BEACH

ZURICH

www.gtlaw.com

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP